Exhibit 99.1

FOR IMMEDIATE RELEASE

Allied World Announces Retirement of Jim Duffy from the Board of Directors

Zug, Switzerland — February 25, 2016 — Allied World Assurance Company Holdings, AG (NYSE: AWH) today announced that Jim Duffy will retire from Allied World’s Board of Directors (the “Board”) effective as of April 19, 2016 and will not be a nominee for reelection at the company’s 2016 Annual Shareholder Meeting, which is scheduled to occur on the same date.  With Mr. Duffy’s retirement, the Board will include eight directors.  Mr. Duffy joined the Board in July 2006 and during his tenure has served as the Chair of the Enterprise Risk Committee and as a member of the Audit, Compensation, Executive and Nominating & Corporate Governance Committees.

“Jim Duffy’s extensive expertise and experience in the insurance and reinsurance industry have made immeasurable contributions to our Board and committee discussions, and we’ll miss his advice and wisdom” said Allied World President, Chief Executive Officer and Chairman of the Board Scott Carmilani.  “He has played a significant role in our development and growth into a global specialty insurance and reinsurance company.  We thank him for all of his contributions.”

About Allied World

Allied World Assurance Company Holdings, AG, through its subsidiaries and brand known as Allied World, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions. Allied World offers superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and AA- by Fitch.

Please visit the following for further information on Allied World: Web: www.awac.com | Facebook: www.facebook.com/alliedworld | LinkedIn: https://www.linkedin.com/company/allied-world.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the adequacy of our loss reserves; negative rating agency actions; greater frequency or severity of unpredictable catastrophic events; the impact of acts of terrorism and acts of war; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

SOURCE: Allied World Assurance Company Holdings, AG

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